AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between Calvert World Values Fund, Inc. and Calvert Investment Management, Inc.

WHEREAS, Calvert World Values Fund, Inc. and Calvert Asset Management Company, Inc. entered into an investment advisory agreement on March 1, 1999, and addendums to the investment advisory agreement on March 7, 2006, May 31, 2007 and January 31, 2011 (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreements are revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

Calvert World Values Fund, Inc.

By:  /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Management, Inc.

By:  /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title: Senior Vice President, Chief Financial

    and Administrative Officer